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AMD Appoints Abhi Y. Talwalkar to Board of Directors

SUNNYVALE, Calif. — July 3, 2017 — AMD (NASDAQ: AMD) today announced the appointment of Abhi Y. Talwalkar, 53, to its board of directors.
With a 32-year career in technology, Talwalkar brings a deep knowledge of the semiconductor industry. Talwalkar was president and chief executive officer of LSI Corporation from May 2005 until the completion of LSI’s merger with Avago Technologies in May 2014. Prior to LSI Corporation, Talwalkar held a number of senior management roles at Intel Corporation over the course of 12 years, including corporate vice president and co-general manager of the Digital Enterprise Group and vice president and general manager of the Intel Enterprise Platform Group. Previously in his career, Talwalkar held various engineering and marketing positions at Sequent Computer Systems, Bipolar Integrated Technology, Inc., and Lattice Semiconductor, Inc.
“Abhi’s extensive experience provides him with unique perspectives and insights that make him a great addition to the AMD board of directors,” said John Caldwell, AMD chairman of the board.
Talwalkar holds a Bachelor of Science degree in electrical engineering from Oregon State University. He previously served as a board member of the Semiconductor Industry Association and LSI Corporation, and he was a member of the U.S. delegation for World Semiconductor Council proceedings. He currently serves on the boards of Lam Research Corporation, iRhythm Technologies, Inc., and TE Connectivity.

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